Exhibit 99

ICT Group Financial Media Contact:	ICT Group Investor Contact:
Berns Communications Group, LLC	Brod Group
Stacy Berns/Michael McMullan	Betsy Brod/Jonathan Schaffer
212-994-4660	212-750-5800

ICT GROUP REPORTS SECOND QUARTER RESULTS CONSISTENT

WITH REVISED EXPECTATIONS

~ Reiterates Second Half Revenue Growth Outlook; Updates Earnings Outlook ~

NEWTOWN, PA, JULY 24, 2003 – ICT GROUP, INC. (NASDAQ: ICTG) today reported results for the second quarter ended June 30, 2003, in line with revised expectations announced on July 10, 2003.

For the 2003 second quarter, revenue was $70.5 million compared to $74.9 million in the same period last year. Net income was $1.6 million, or $0.12 per diluted share, compared to net income of $3.2 million, or $0.25 per diluted share, in the prior-year period. Net income in the 2003 second quarter includes a pre-tax benefit related to a $5.0 million reduction of the Company’s $12.8 million accrual for an ongoing class action lawsuit against the Company. Excluding the benefit from the reduction of the litigation accrual, net loss for the period would have been $0.13 per share. The reduction of the accrual reflects the Company’s updated assessment of the class action lawsuit based on recent United States Supreme Court rulings that may limit the amount of liquidated and potential punitive damages.

“While total revenue decreased for the quarter, we are pleased that CRM service revenue grew 21% versus the second quarter of 2002, representing 58% of total company revenue, and international revenue increased 13% to represent 24% of total company revenue in the second quarter,” commented John J. Brennan, Chairman and Chief Executive Officer of ICT GROUP. “The expansion of our offshore operations has resulted in increased demand for our customer service solutions. This week, ICT was awarded another major customer service agreement which brings our 2003 total to seven new contracts.”

Mr. Brennan continued, “We expect to see continued strong growth in the CRM service segment of our business in the second half from expanded business with existing clients such as Virgin Mobile and the ramp up of business from new clients including VTech, Petro and GMAC. We currently have a very strong backlog of awarded business and a pipeline of new opportunities that grew 50% in the first half of 2003. The development of our offshore customer service solutions has also created several new revenue and profit enhancing opportunities for the Company as we leverage our expanded international sourcing capabilities in exciting new directions, including business process outsourcing applications and products for the direct response market.”

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ICT Group Reports Second Quarter Results Consistent with Revised Expectations (Cont.)

During the quarter, domestic outbound sales revenue decreased 41% from the 2002 second quarter and 29% on a sequential basis from the first quarter to represent 24% of total revenue in the second quarter. Less than 20% of total company revenue was attributable to domestic outbound consumer telemarketing in the period. At the present time, the Company expects domestic outbound telemarketing to remain near second quarter levels for the balance of 2003.

ICT GROUP currently expects revenue for the second half of 2003 to improve both sequentially and on a year-over-year basis driven by its new and expanded customer service agreements awarded since the beginning of the year. In addition to renewed revenue growth, the Company anticipates improved profitability from completing the ramp up of the new customer service contracts. We also implemented a currency hedging strategy during the second quarter that should mitigate future foreign currency exchange risks.

ICT GROUP continues to expect second half revenue to total $160 to $170 million, up from $152 million in the second half of 2002. The Company currently anticipates returning to operating profitability in the third quarter and delivering diluted earnings per share in the range of $0.20 to $0.30 for the second half of 2003 with sequential revenue and earnings improvement from the third quarter to the fourth quarter. All second half 2003 earnings guidance is before any expenses that the Company has incurred or may incur in the period related to the ongoing class action litigation.

As the Company hosted a conference call on July 10, 2003, there will not be a conference call in conjunction with today’s announcement.

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of integrated customer relationship management (CRM) solutions. The Company helps clients identify, acquire, retain, service, measure and maximize the lifetime value of their customer relationships. The Company manages CRM service operations in the U.S., Europe, Canada, Australia, Mexico, the Caribbean, and the Philippines from which it supports domestic and multinational corporations and institutions, primarily in the financial, insurance, telecommunications, healthcare, information technology, media and energy services industries. ICT GROUP also offers a full suite of hosted CRM solutions, for use by clients at their own in-house facility or on a co-sourced basis in conjunction with ICT GROUP’s fully compatible Web-enabled customer service operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

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ICT Group Reports Second Quarter Results Consistent with Revised Expectations (Cont.)

Important Information Regarding Reduction of Litigation Accrual

This press release includes information concerning the determination by ICT GROUP to reduce the accrual for its ongoing class action litigation. ICT GROUP accounts for contingencies, such as this, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 5, “Accounting for Contingencies.” Accounting for a loss contingency arising from a legal proceeding, such as this, requires management to use its best judgment when estimating the accrual. As additional information concerning the loss contingency becomes known, the amount of the related accrual could fluctuate. These fluctuations could create variability in ICT GROUP’s operating results and financial condition from period to period. Likewise, an actual loss arising from a loss contingency which significantly exceeds the amount accrued in ICT GROUP’s financial statements could have a material adverse impact on ICT GROUP’s operating results for the period in which such actual loss becomes known. Conversely, the reduction in ICT GROUP’s loss contingency for the ongoing class action litigation has increased earnings materially for the quarter ended June 30, 2003.

The determination by ICT GROUP to reduce the accrual in the second quarter of 2003 is based principally on a recent decision of the United States Supreme Court that the United States Constitution limited an award of punitive damages relative to the compensatory damages awarded in the same matter. Subsequent to its initial decision, in two other cases before it, the Supreme Court directed the trial courts in those cases to reconsider their previous rulings in light of this decision. In older cases, the Supreme Court found that liquidated damages imposed for violations of law are subject to limitations similar to those applicable to punitive damage awards. In view of these Supreme Court cases, ICT GROUP determined that the loss contingency previously recorded for the ongoing class action litigation exceeded the accrual currently required in accordance with SFAS No. 5. In applying the recent Supreme Court cases to management’s current estimate of the accrual required by SFAS No. 5, ICT GROUP has determined that the accrual required for the litigation contingency is lower than when the loss contingency previously was recorded. As a result, in the second quarter of 2003, ICT GROUP has reduced the accrual for this litigation. As noted above, as additional information concerning this loss contingency becomes known, ICT GROUP may be required to adjust the amount of the accrual for this litigation. The amount ultimately paid by ICT GROUP to satisfy a judgment entered in this matter or to settle the litigation could be significantly more or less than the amount of the accrual at the time the judgment is entered or the litigation is settled.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains certain forward-looking statements, such as expected revenue and earnings, expansion of international operations, the ability of hedging activities and international pricing policies to mitigate currency risks, expected revenue increases under new and existing agreements, anticipated demand for services and ability to effectively deploy new technologies. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2002 and other documents, such as reports on Form 8-K and other reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to the following, many of which are outside ICT GROUP’s control: demand for ICT GROUP’s services, the cost to defend or settle litigation against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation against ICT GROUP, unanticipated labor difficulties, ICT GROUP’s capital and financing needs, ICT GROUP’s ability to integrate acquired businesses, customer demand for a client’s product, the client’s budgets and plans, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates) and other conditions affecting the client’s industry, unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation, reliance on telecommunications and computer technology, general and local economic conditions, competitive pressures in ICT GROUP’s industry, terrorist attacks, and the impact of war. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

(Tables Follow)

ICT Group, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
REVENUE	$70,543	$74,914	$147,122	$147,178

OPERATING EXPENSES:
Costs of services	43,974	42,395	88,690	83,854
Selling, general and administrative	28,764	27,465	57,002	53,304
Litigation costs	(4,674)	50	7,026	300
Restructuring charges	(377)	—	(377)	—

	67,687	69,910	152,341	137,458

Operating income (loss)	2,856	5,004	(5,219)	9,720

Interest expense, net	257	254	457	403

Income (loss) before income taxes	2,599	4,750	(5,676)	9,317

Income taxes (benefit)	1,012	1,520	(2,069)	2,981

Net income (loss)	$1,587	$3,230	$(3,607)	$6,336

Diluted earnings (loss) per share	$0.12	$0.25	$(0.29)	$0.49

Shares used in computing diluted earnings (loss) per share	12,753	13,066	12,394	13,034

Adjusted Results of Operations:
Income (loss) before income taxes	$2,599		$(5,676)
Litigation accrual	(5,000)		6,500
Litigation costs	326		526
Restructuring charges	(377)		(377)

Adjusted income (loss) before income taxes	(2,452)		973

Adjusted income taxes (benefit)	(810)		319

Adjusted net income (loss)	$(1,642)		$654

Adjusted diluted earnings (loss) per share	$(0.13)		$0.05

Shares used in computing adjusted diluted earnings (loss) per share	12,394		12,849

ICT Group, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2003	2002
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$19,046	$16,279
Accounts receivable, net	46,445	54,253
Other current assets	19,344	12,712

Total current assets	84,835	83,244

PROPERTY AND EQUIPMENT, net	48,798	43,327

OTHER ASSETS	4,000	4,247

	$137,633	$130,818

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Current maturities of long-term debt	$27,500	$4,000
Accounts payable and other current liabilities	39,795	34,602

Total current liabilities	67,295	38,602

LONG-TERM DEBT	—	19,000

OTHER LIABILITIES	2,414	5,180

TOTAL SHAREHOLDERS’ EQUITY	67,924	68,036

	$137,633	$130,818

Additional Information

WORKSTATIONS AT PERIOD END	7,892	8,277

News Release

ICT Group, Inc.

800-799-6880

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